Exhibit 99.3
Joint Filing Agreement
The undersigned parties hereby agree that the Schedule 13D filed herewith and all subsequent amendments, supplements and modifications filed thereto relating to the Common Stock of Aspen Exploration Corporation is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each person.

Date: March 16, 2009.	TRIPOWER RESOURCES, LLC, an Oklahoma limited liability company
	By:	/s/ John Gibbs
John Gibbs, Manager

/s/ John Gibbs
John Gibbs

/s/ Susan Gibbs
Susan Gibbs